                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                 Commission File Number: 0-27928

(Check one):


[ ]  Form 10-K        [X]  Form 10-KSB       [ ]  Form 11-K      [ ]  Form N-SAR
[ ]  Form 20-F        [ ]  Form 10-Q         [ ]  Form 10-QSB

                    FOR THE FISCAL YEAR ENDED AUGUST 31, 2001

[ ] Transition Report on Form 10-K and Form 10-KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form N-SAR

                For the transition period ended _________________


         Read attached Instruction Sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________

                                     PART I

                             REGISTRANT INFORMATION

Full name of registrant:            Knowledge Mechanics Group, Inc.
                        --------------------------------------------------------
Former name if applicable

Address of principal executive office (street and number):
                                             1800 N.w. Corporate Blvd, Suite 101
                                             -----------------------------------

City, State and Zip Code:  Boca Raton, Fl 33431
                         -------------------------------------------------------


                                     PART II

                             RULE 12B-25(B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

         [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X] (b) The subject annual report, semi-annual report, transition report on Forms 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III

                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period:

         The Registrant was unable to file its Annual Report on Form 10-QSB for the quarter ended August 31, 2001 (the "Report") without unreasonable effort or expense due to significant changes in personnel that have occurred subsequent to August 31, 2001.

                                     PART IV

                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:


          Phillip B. Martin                           (612) 607-7378
          -----------------                     -----------------------------
               (Name)                           (Area Code) (Telephone number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report(s):

                                                                  [ ] Yes [X] No

         o        10-KSB for the fiscal year ended August 31, 2000

         o        10-QSB for the quarterly period ended November 30, 2000

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   SIGNATURES

                         KNOWLEDGE MECHANICS GROUP, INC.
                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 27, 2001                  By: /s/ John van Leeuwen
      -----------------                      -----------------------------------
                                                 John van Leeuwen

                                         Its: Chief Executive Officer
                                              ----------------------------------